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                                                                   EXHIBIT 10.01


                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         WHEREAS, on January 21, 2000, Intuit Inc. (the "Company") and Stephen
M. Bennett ("Purchaser") entered into an Employment Agreement (the "Agreement"); and

         WHEREAS, on January 17, 2001 the Compensation Committee of the Board of Directors of Intuit Inc. amended the vesting schedules for two restricted stock awards made to Mr. Bennett on January 24, 2000 pursuant to the terms of the Agreement;

         RESOLVED that Paragraphs (b) and (c) of Section 4 of the Agreement that detail the restricted stock award vesting schedules are hereby amended and restated in their entirety to read as follows:

         (b) You will be granted 150,000 shares of restricted common stock on your first date of employment for a purchase price equal to the par value of the Intuit common stock of $0.01 per share. These shares of restricted stock will vest over a five-year period, with 30,000 shares vesting on the first trading day on or following January 24, 2001 that you would be permitted to sell Intuit common stock in compliance with the Company's Insider Trading Policy and applicable insider trading laws, but in no event later than the last trading day of the following March (the "First Permitted Trading Date"); the next 90,000 shares shall vest over the next three years as to 30,000 shares on the First Permitted Trading Date on or after each of January 24, 2002, 2003 and 2004, respectively, and the remaining 30,000 shares shall vest on January 24, 2005. These shares of restricted stock will not be transferable by you until they are vested. Unvested shares will be subject to repurchase by Intuit at $0.01 per share upon termination of your employment, except as otherwise provided in
Section 8 below. As you did not file a Section 83(b) election with the IRS within 30 days of the Commencement Date, you will be taxed (and subject to income tax withholding) on the value of the restricted stock as the shares vest. Again, you should consult a tax advisor concerning the tax consequences.

         (c) You will be granted 75,000 shares of restricted common stock on your first date of employment for a purchase price equal to the par value of the Intuit common stock of $0.01 per share. These shares of restricted stock will vest over a ten-year period, with 7,500 shares vesting on the First Permitted Trading Date on or following January 24, 2001; the next 60,000 shares shall vest over the next eight years as to 7,500 shares on the First Permitted Trading Date on or after each of January 24, 2002 through 2009, respectively; and the remaining 7,500 shares shall vest on January 24, 2010. These shares of restricted stock will not be transferable by you until they are vested. Unvested shares will be subject to repurchase by Intuit at $0.01 per share upon termination of your employment, except as otherwise provided in Section 8 below. As you did not file a Section 83(b) election with the IRS within 30 days of the Commencement Date, you will be taxed (and subject to income tax withholding) on the value of the restricted stock as the shares vest. Again, you should consult a tax advisor concerning the tax consequences.

         This Amendment No. 1 is entered into effective as of January 17, 2001.

INTUIT INC.

By:  /s/ Greg Santora                   /s/ Stephen M. Bennett
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Greg Santora                            Stephen M. Bennett
Chief Financial Officer